CONFIDENTIAL LETTER OF INTENT

FOR THE MERGER OF

YOURSPACE AMERICA, INC.

INTO

NU-MED PLUS, INC. ("LOI")

May 15, 2023

1. Parties

(a) YourSpace America, Inc. a Delaware corporation with its principal address at 999 Corporate Drive, Suite 100, Ladera Ranch, CA 92694 ("YSI"), or any of YST 's designated subsidiaries (the "Merging Entity"); and

(b) Nu-Med Plus, Inc., a Utah corporation with its principal address at 640 Belle Terre road Building E2 Port Jefferson NY 11777 ("NUMD" or the "Surviving Entity").

The above each a "Party" and collectively, the "Parties."

2.Merger; Definitive Agreement

Pursuant to the terms and conditions to be set forth in a definitive plan and agreement of merger executed and delivered by the Merging Entity and the Surviving Entity (the "Definitive Agreement") the YSI shall merge into NUMD (the "Transaction"). The Surviving Entity will assume all liabilities of the Merging Entity, including any liabilities arising after the Closing Date under any assigned contracts of the Merging Entity. The consummation of the Transaction is subject to due diligence, the negotiation and the execution of the Definitive Agreement, including exhibits and schedules thereto, in form and substance satisfactory to each of the Merging Entity, the Surviving Entity and their respective counsel.

The Definitive Agreement shall contain additional customary terms and conditions for merger transactions as agreed by the Parties. Upon execution, the Definitive Agreement shall supersede this LOI and the Parties shall thereafter have no further rights or obligations hereunder.

3. Pre-Merger Restructuring

Prior to the execution of the Definitive Agreement and closing upon the Transaction, NUMD will be required to reorganize its capital structure as follows:

a) Designate or otherwise authorize for issuance shares of preferred capital stock of NUMD having those rights and preferences set forth in Section 5 hereof (the "Preferred Stock");

b) Issue to Nu-Med officers and advisors shares of Preferred Stock

c) Increase the authorized shares of the common

4. Merger Consideration & Adjustment	The Survi ving Entity shall issue up to 600,000 shares of Preferred Stock to the holders of the Merging Entity's capital stock (the "Merger Consideration").

5. Preferred Stock

The Preferred Stock shall be designated or otherwise authorized for issuance with the following terms and provisions:

a) Liquidation preference at $__/share.

b) 1 00:1 voting rights;

c) 20:1 conversion to common stock

d) Pari Passu voting together with common stock as a single class

c) Customary protective provisions (i.e. class approval re: merger I sale o all assets, non-ordinary course transactions, etc.).

5.Lock-Up Period	The Surviving Entity will require its stockholders to enter into a lock-up agreement with respect to its common stock for a period of not less than 180 days from the date of closing upon the merger. The Surviving Entity and its stockholders will be required to comply Rule 144 promulgated by the Securities and Exchange Commission.
6. Representations, Warranties and Covenants	In the Definitive Agreement will contain and the Parties will make representations and warranties and covenants customarily included in merger agreements and transactions.
7.Exclusivity	The Parties acknowledge that following the execution of this LOI, they each anticipate incurring substantial costs and the expending substantial efforts in the conduct of their respective due diligence investigation(s), the preparation and negotiation of the Definitive Agreement and any ancillary documents. In consideration of these costs and the expenditure of such efforts, the Parties agree that, from the date of this LOI until the earlier of (i) the date that is six (6) months from the execution hereof (the "Expiration Date"); or (ii) the date of a written agreement between the Parties to cease negotiations regarding the Transaction; or (iii) the date on which the Definitive Agreement is executed by the Parties (the "Exclusivity Period"), the Parties shall not. and will cause their respective directors, officers, stockholders, representatives, employees, other affiliates and agents not to, initiate, encourage (including by way of furnishing any non-public information), solicit, conduct, or continue any negotiations or discussions with or enter into any agreement with any third party relating to the acquisition of all or any portion of either Party or any of the assets thereof (whether by merger, share purchase, asset purchase, lease, exclusive license, or otherwise), other than, in each case, the sale of goods or services in accordance with past practices and other transactions in the ordinary course of business consistent with past practices.

8. Confidentiality	The existence of this LOI and the contents hereof, as well as all mutually discussed, projections, forecasts, technology, processes, management, related entities, shareholders, members and other materials relating to any of the Parties or their subsidiaries and other affiliates shall all be treated as confidential information by the Parties and shall not be disclosed or used by any Party without the written consent of the other Party, unless superseded by the Definitive Agreement. The Parties shall cause their affiliates to observe the confidentiality provided for in this LOI. For the avoidance of doubt, the Parties may disclose such information (a) to such Party's bankers and other financing sources, employees and professional advisors, in each case under a confidential relationship, in connection with the Transaction, and (b) if required pursuant to any audit, court order, investigation, law, regulation or subpoena of any applicable jurisdiction (including applicable securities laws and regulations and rules promulgated thereunder), and if such disclosure is required, the Party from whom such disclosure is sought will, if practicable, (i) request that the subject matter to be disclosed be kept confidential and not used for any purpose, (ii) to the extent permitted by law, give reasonable advance notice in writing to the other Party that such disclosure has been required, (iii) to the extent permitted by Jaw, make such disclosure as late as legally permissible (as determined by (a) the Party making such disclosure upon the advice of its counsel), and (iv) limit the information to be disclosed to that which is required to be disclosed.
9. Consents	The Parties agree to cooperate with each other and proceed, as promptly as is reasonably practicable, to prepare and file, if necessary, any notifications required by any governmental or private entity and to seek to obtain all necessary consents and approvals from government entities, contractors and any other third party whose consent to the Transaction might be required, and to endeavor to comply with all other legal or contractual requirements for, or preconditions to, the execution of the Definitive Agreement and the consummation of the Transaction.
10. Conflict Waiver	The Parties to the Transaction are friendly and share representatives within each of the respective business entities. The Parties desire to limit costs and proceed with the Transaction in as expeditious a manner as possible. As such the Parties agree to utilize the services of Cannel, Milazzo & Feil LLP ("CMF") without separate representation among them. The Parties understand and acknowledge that such engagement by CMF carries with it an inherent conflict of interest. Each Party represents and warrants that it has been advised by CMF to seek the advice and counsel of independent legal counsel regarding the Transaction contemplated herein, together with the conflict of interest and waiver thereof. Notwithstanding the foregoing, each Party understands, acknowledges, and hereby agrees to waive such conflict of interest and pursue the Transaction utilizing CMF as the sole legal service provider. The Parties understand that they may, at any time, revoke their waiver and seek the advice and counsel of independent counsel of their choosing.
11. Governing Law; Venue	This LOI shall be governed by the law of the State of Delaware. All disputes hereunder shall be adjudicated by the applicable state and federal courts in the State of New York, County of Suffolk.

12. Binding Effect

Except for Sections 7 (Exclusivity); 8 (Confidentiality); l0 (Conflict Waiver); 11 (Governing Law; Venue); 12 (Binding Effect); and 13 (Transaction Expenses), which are intended to be binding (the "Binding Provisions"), the Parties agree that this LOI is not intended to be a binding agreement between the Parties but merely an expression of their intent with regard to the transactions described herein, and each Party covenants never to contend to the contrary. Except for the Binding Provisions, a binding or enforceable agreement or evidence of any contract or other binding obligation, with respect to the Transaction, may only be created in the Definitive Agreement if executed and delivered by the Parties, and non of the Parties will have any liability to any other Party if the Parties fail to fully execute and deliver the Definitive Agreement prior to the Expiration Date (provided that the foregoing will not excuse a Party from liability resulting from its breach of a Binding Provision).

This LOI, and the discussion between the Parties regarding the Transaction, may be terminated (i) by the mutual written agreement of the Parties at any time, (ii) unilaterally by the Merging Entity, or (iii) by the Surviving Entity at any time after the expiration of the Exclusivity Period, by giving written notice thereof to the other Party if a Definitive Agreement has not been executed prior to such termination. Any such termination will be effective upon the giving of such written notice but will not excuse any Party from liability resulting from its breach of a Binding Provision.

13. Transaction Expenses	Each Party will be responsible for their own expenses (including expenses related to legal counsel) related to the negotiation and preparation of this LOI, the Definitive Agreement and any documents ancillary thereto and in consummating the Transaction.
14. Compliance with the laws	At all times, the Parties shall be responsible for compliance with all laws and regulations applicable to each of their actions within the Transaction.

Agreed and Accepted: Agreed and Accepted:

YourSpace America, Inc.                                                 NU-MED PLUS, INC.

By:/s/ William (Russ) Colvin                                           By: /s/ William Hayde

      Name: William (Russ) Colvin                                          Name: William Hayde

      Title: Chief Executive Officer                                          Title: Chief Executive Officer

5/12/2023

Signature Page to Term Sheet